                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 Schedule 13G
                                (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES13d- 1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)


                                Amendment No.1*


                       New Century Financial Corporation
              ---------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
                      -----------------------------------
                        (Title of Class of Securities)


                                 64352 D 10 1
                          ---------------------------
                                (CUSIP Number)


                               December 28, 1998
         ------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [_]     Rule 13d-1(b)
                              [_]     Rule 13d-1(c)
                              [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Continued on following page(s))

-----------------------                                  ---------------------
CUSIP NO.  64352 D 101                   13G                   Page 2 of
                                                               10 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      THE BAPTIST FOUNDATION OF ARIZONA

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      ARIZONA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    2,361,569
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    -0-

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7    2,361,569
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    2,361,569

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11    16.2%


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12    OO


------------------------------------------------------------------------------

-----------------------                                  ---------------------
CUSIP NO.  64352 D 10 1                    13G              Page 3 of
                                                             10 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FOUNDATION ADMINISTRATIVE SERVICES, INC.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      ARIZONA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,361,569

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,361,569

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,361,569
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      16.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

-----------------------                                  ---------------------
CUSIP NO. 64352 D 10 1                                        Page 4 of
                                                               10 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      THE FOUNDATION COMPANIES, INC.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      ARIZONA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,361,569

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,361,569

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,361,569
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      16.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

-----------------------                                  ---------------------
CUSIP NO. 64352 D 10 1             13G                       Page 5 of
                                                              10 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      CORNERSTONE FUND I, L.L.C.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      ARIZONA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      -0-
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      -0-

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------

Item 1(a)      Name of Issuer:

               New Century Financial Corporation (the "Issuer")

Item 1(b)      Address of Issuer's Principal Executive Offices:

               18400 Von Karman, Suite 1000, Irvine, California  92612

Item 2(a)      Name of Persons Filing:

               The Baptist Foundation of Arizona, Foundation Administrative Services, Inc., The Foundation Companies, Inc., Cornerstone Fund I, L.L.C.

Item 2(b) Address of the Principal Business Office or, if None, Residence of:

               The Baptist Foundation of Arizona, Foundation Administrative Services, Inc., and The Foundation Companies, Inc.: 1313 East Osborn Road, Suite 250, P.O. Box 33339, Phoenix, Arizona 85067

               Cornerstone Fund I, L.L.C.: 5050 North 40th Street, Suite 310, Phoenix, Arizona 85018

Item 2(c)      Citizenship:

               The Baptist Foundation of Arizona:  Arizona
               Foundation Administrative Services, Inc.:  Arizona
               The Foundation Companies, Inc.:  Arizona
               Cornerstone Fund I, L.L.C.:  Arizona

Item 2(d)      Title of Class of Securities:

               Common Stock, $.01 par value ("Issuer Common")

Item 2(e)      CUSIP Number:

               64352 D 10 1

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

               Not Applicable

Item 4.        Ownership

               The Baptist Foundation of Arizona:

               (a) Amount beneficially owned: 2,361,569 shares (i)

               (b)  Percent of Class: 16.2%

               (c)  Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote: 2,361,569(i)
                    (ii)  shared power to vote or to direct the vote: -0-
                    (iii) sole power to dispose or to direct the disposition
                          of:  2,361,569(i)
                    (iv) shared power to dispose or to direct the disposition of: -0-


               Foundation Administrative Services, Inc.

               (a)  Amount beneficially owned: 2,361,569 shares (i)

               (b)  Percent of Class: 16.2%

               (c)  Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote: 2,361,569(i)
                    (ii)  shared power to vote or to direct the vote: -0-
                    (iii) sole power to dispose or to direct the disposition
                          of:  2,361,569(i)
                    (iv) shared power to dispose or to direct the disposition of: -0-

               The Foundation Companies, Inc.

               (a)  Amount beneficially owned: 2,361,569 shares (i)

               (b)  Percent of Class: 16.2%

               (c)  Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote: 2,361,569(i)
                    (ii)  shared power to vote or to direct the vote: -0-
                    (iii) sole power to dispose or to direct the disposition
                          of: 2,361,569(i)
                    (iv) shared power to dispose or to direct the disposition of: -0-

               Cornerstone Fund I, L.L.C.

               (a)  Amount beneficially owned: -0-

               (b)  Percent of Class:  -0-

               (c) Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote:  -0-
                    (ii)  shared power to vote or to direct the vote: -0-

                    (iii) sole power to dispose or to direct the disposition
                          of:  -0-
                    (iv) shared power to dispose or to direct the disposition of: -0-

          (i) All shares are owned of record by The Foundation Companies, Inc., which is a wholly-owned subsidiary of Foundation Administrative Services, Inc., which is a wholly-owned subsidiary of The Baptist Foundation of Arizona.

Item 5.        Ownership of Five Percent or Less of a Class

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X] (as to Cornerstone Fund I., L.L.C., only).

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

               Not applicable.

Item 8.        Identification and Classification of Members of the Group

               Not applicable.

Item 9.        Notice of Dissolution of Group

               Not applicable

Item 10.       Certifications

               Not applicable

                                   SIGNATURE

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

                                    February 12, 1999

                                    THE BAPTIST FOUNDATION OF ARIZONA

                                    By: /s/ William P. Crotts
                                       -----------------------------------
                                    President

                                    FOUNDATION ADMINISTRATIVE SERVICES,
                                    INC.

                                    By: /s/ William P. Crotts
                                       -----------------------------------
                                    President

                                    THE FOUNDATION COMPANIES, INC.

                                    By:  /s/ Mark Roberts
                                       -----------------------------------
                                    Title: Chief Financial Officer

                                    CORNERSTONE FUND I, L.L.C.

                                    By:   THE FOUNDATION COMPANIES, INC.,
                                         MANAGER

                                    By: /s/ Mark Roberts
                                       -----------------------------------
                                    Title: Chief Financial Officer

                                    EXHIBIT 1

                    CERTIFICATION REGARDING JOINT FILING OF
                    SCHEDULE 13G PURSUANT TO RULE 13d-l(k)
                   OF THE SECURITIES AND EXCHANGE COMMISSION


          The Baptist Foundation of Arizona, Foundation Administrative Services, Inc., The Foundation Companies, Inc. and Cornerstone Fund I, L.L.C. do hereby certify that the Amendment No. 1 to Schedule 13G to which this certification is attached as Exhibit 1 is being filed with the Securities and Exchange Commission on behalf of each of the undersigned.

          Dated:  February 12, 1999

                                    THE BAPTIST FOUNDATION OF ARIZONA

                                    By: /s/ William P. Crotts
                                       -----------------------------------
                                    President

                                    FOUNDATION ADMINISTRATIVE SERVICES,
                                    INC.

                                    By: /s/ William P. Crotts
                                       -----------------------------------
                                    President

                                    THE FOUNDATION COMPANIES, INC.

                                    By:  /s/ Mark Roberts
                                       -----------------------------------
                                    Title: Chief Financial Officer

                                    CORNERSTONE FUND I, L.L.C.

                                    By:   THE FOUNDATION COMPANIES, INC.,
                                          MANAGER

                                    By: /s/ Mark Roberts
                                       -----------------------------------
                                    Title: Chief Financial Officer